Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statements Nos. 333-249931 and 333-238574 on Form S-3 and Registration Statements Nos. 333-238577 and 333-238575 on Form S-8 of Hyatt Hotels Corporation of our report dated March 31, 2021, relating to the consolidated financial statements of Casablanca Global Intermediate Holdings, L.P. and Subsidiaries as of and for the years ended December 31, 2020 and 2019 appearing in this Current Report on Form 8-K of Hyatt Hotels Corporation.

/s/ Ernst & Young LLP

September 21, 2021